Exhibit 10.2

RETENTION BONUS AGREEMENT AND AMENDMENT

This Retention Bonus Agreement and Amendment (this “Agreement”) is made and entered into on July 23, 2020 (the “Effective Date”) between GI Dynamics, Inc. (the “Company”) and Scott Schorer (“Employee”).

WHEREAS, Employee occupies a key position with the Company, and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of the uninterrupted services of Employee; and

WHEREAS, the Company desires to offer Employee a retention bonus to incentivize Employee to remain employed with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	Retention Bonus. In an effort to secure Employee’s continued employment with the Company in a full-time capacity, and further subject to the terms and conditions described herein, the Company shall pay Employee $609,557.00, paid in one lump sum within seven (7) days following the Effective Date, less any and all applicable federal, state, local, foreign or other withholding taxes and all other authorized payroll deductions (the “Retention Bonus”). The Company and Employee expressly acknowledge and agree that the sole funding source of the Retention Bonus shall be the “Escrowed Funds,” as such term is defined by that certain Escrow Agreement between the Company and Verdolino & Lowey, P.C. The Company and Employee further acknowledge and agree that they shall work in good faith and take all necessary and reasonable steps under such Escrow Agreement to facilitate the release of such Escrowed Funds for the Retention Bonus due to Employee hereunder.

The Retention Bonus shall be in lieu of any Severance Benefits (described in Section 4 of this Agreement) that Employee may be eligible to receive under Section 7 of Employee’s Amended and Restated Offer Letter Agreement dated September 19, 2019 (the “Offer Letter”), and Employee is knowingly and expressly waiving and releasing Employee’s right to any such Severance Benefits.

The Retention Bonus will be subject to forfeiture by the Employee during the time periods described below only if the basis for the termination is for Cause by the Company or for any reason by the Employee that does not constitute Good Reason. Accordingly, in the event that Employee’s employment is terminated between the Effective Date and December 31, 2020 (the “Retention Bonus Period”) by the Company for Cause or by Employee for any reason other than for Good Reason (as such terms are defined in the Offer Letter), then Employee shall be required to repay the Retention Bonus pursuant to the following schedule:

(a)	Prior to July 31, 2020: 6/6 of Retention Bonus to be repaid (i.e., $609,557.00).

(b)	Termination between August 1, 2020 and August 31, 2020: 5/6 of Retention Bonus to be repaid (i.e., 507,964.17).
(c)	Termination between September 1, 2020 and September 30, 2020: 4/6 of Retention Bonus to be repaid (i.e., 406,371.33).
(d)	Termination between October 1, 2020 and October 31, 2020: 3/6 of Retention Bonus to be repaid (i.e., $304,778.50).
(e)	Termination between November 1, 2020 and November 30, 2020: 2/6 of Retention Bonus to be repaid (i.e., $203,185.67).
(f)	Termination between December 1, 2020 and December 31, 2020: 1/6 of Retention Bonus to be repaid (i.e., $101,592.83).
(g)	Termination after December 31, 2020: 0/6 of Retention Bonus to be repaid (i.e., $0.00).

Any such amounts due to be repaid as described above shall be paid by Employee to the Company within ten (10) days following termination as described above.

In the event that Employee’s employment is terminated for any reason after the conclusion of the Retention Bonus Period, or Employee’s employment is terminated by the Company during the Retention Bonus Period for any reason other than Cause or is terminated by Employee during the Retention Bonus Period for Good Reason (as such terms are defined in Section 7 of the Offer Letter), then Employee shall not be required to repay any portion of the Retention Bonus to the Company.

2.	Milestone Bonus. Employee also shall be eligible to earn a milestone bonus (the “Milestone Bonus”) in the aggregate amount of $100,000.00, based on achievement of one or both of the milestones described below between the Effective Date and December 31, 2020 (the “Milestone Bonus Period”), subject to the apportionment described below:
(a)	75% of Milestone Bonus ($75,000.00): Receipt of European CE mark approval.
(b)	25% of Milestone Bonus ($25,000.00): I-STEP approval.

Each portion of the Milestone Bonus, if earned, shall be paid in lump sum within seven (7) days after the determination by the Company’s Board of Directors (the “Board”) that the applicable milestone has been met, less any and all applicable federal, state, local, foreign or other withholding taxes and all other authorized payroll deductions, but in no event later than January 31, 2021. For the avoidance of doubt, Employee may meet one, both, or neither milestone during the Milestone Bonus Period.

As described in Section 4 of this Agreement, the Milestone Bonus shall be in lieu of any Performance Bonus that Employee may be eligible to earn or receive under Section 4 of the Offer Letter during the Milestone Bonus Period, and Employee is knowingly and expressly waiving and releasing Employee’s right to earn or receive any Performance Bonus during the Milestone Bonus Period. Notwithstanding the foregoing:

(i)	In the event that Employee’s employment is terminated during the Milestone Bonus Period by the Company without Cause or by Employee for Good Reason (as such terms are defined in Section 7 of the Offer Letter), and if following such termination the Company determines that either above-described milestone is achieved during the Milestone Bonus Period, then the Company shall pay Employee an amount equal to the applicable Milestone Bonus, pro-rated based on the period of Employee’s employment with Company during the Milestone Bonus Period (by way of example, if Employee is terminated without Cause 2/3 through the Milestone Bonus Period, and if Company receives European CE mark approval during the Milestone Bonus Period following such termination date, then Employee shall be eligible to receive 2/3 of $75,000.00). Such pro-rata portion of the Milestone Bonus, if earned, shall be paid in lump sum within seven (7) days after the Board’s determination that the applicable milestone has been met, less any and all applicable federal, state, local, foreign or other withholding taxes and all other authorized payroll deductions, but in no event later than January 31, 2021.
(ii)	In the event that Employee’s employment is terminated during the Milestone Bonus Period by the Company for Cause or by Employee other than for Good Reason (as such terms are defined in Section 7 of the Offer Letter), then Employee shall not be eligible for and shall forfeit any portion of the Milestone Bonus.
(iii)	In the event that Employee remains employed through the conclusion of the Milestone Bonus Period, Employee shall again become eligible to earn the Performance Bonus, on the terms and conditions described in the Offer Letter and otherwise applicable to such Performance Bonus, for services performed following the conclusion of the Milestone Bonus Period.
3.	Consulting Engagement.
(a)	Term. Employee acknowledges and agrees that in the event that Employee’s employment with the Company is terminated for any reason following the Effective Date, whether voluntarily or involuntarily, then Employee shall perform the Consulting Services (as such term is defined below) for a period of six (6) months following such date of termination (the “Consulting Term”), provided that the Company and Employee may earlier terminate the Consulting Term by mutual written agreement.
(b)	Services. During the Consulting Term, Employee shall provide consulting services as requested by the Company (the “Consulting Services”). It is the parties’ intention, and each party shall exercise commercially reasonable efforts to cause, the performance of the Consulting Services not to involve or expose Employee to material non-public information of the Company, including but not limited to quarterly revenue and earnings results, and therefore Employee will not be subject to any blackout periods under the Company’s insider trading policy.

Notwithstanding the foregoing, Employee acknowledges and agrees that: (i) it ultimately is Employee’s responsibility to comply with United States federal and state, Australian and any other applicable securities laws, including those relating to trading while in possession of material non-public information, (ii) the Company makes no representations or warranties with respect to such compliance, and (iii) if Employee becomes aware of any non-public information, the Company accepts no liability with respect to any losses Employee might incur as a result of Employee’s inability to trade the Company’s securities.

(c)	Schedule. During the Consulting Term, Employee shall provide the Consulting Services on a part-time basis averaging ten (10) hours per month, provided that Employee and the Company may agree in writing to adjust such hours commitment. Employee shall provide the Consulting Services at the request of the Board, and Employee shall communicate with the Board regarding the status of the Consulting Services in-person or via telephone or email upon the Board’s request.
(d)	Fee. The Company shall pay Employee a fee of $325.00 per hour for Consulting Services performed during the Consulting Term (the “Consulting Fee”). The Consulting Fee shall be payable within ten (10) days following the conclusion of each month in which Consulting Services are performed, subject to submission of appropriate documentation describing the amount and nature of Consulting Services performed in such applicable month. Upon termination of the Consulting Term, Employee shall be entitled to no further payment or benefit other than the Consulting Fee that is due but unpaid for Consulting Services performed prior to the conclusion of the Consulting Term.
(e)	Independent Contractor Status. During the Consulting Term, Employee shall act solely as an independent contractor hereunder and conduct Employee’s operations as an independent contractor, and nothing in this Agreement shall be construed to render Employee as an employee of the Company during the Consulting Term. Employee shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan, during the Consulting Term. The Company has no right to control or direct the details, manner or means by which Employee performs the Consulting Services. Employee understands and recognizes that during the Consulting Term, Employee shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose. The Company shall record Consulting Fee payments to Employee on, and provide to Employee, an IRS Form 1099, and the Company shall not withhold any federal, state or local employment taxes on Employee’s behalf. Employee agrees to pay all such taxes in a timely manner and as prescribed by law, and accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on the Consulting Fee paid to Employee hereunder. The Company shall reimburse Employee for business related expenses incurred by Employee in providing the Consulting Services, pursuant to the terms and conditions of applicable Company policy.

(f)	Other Work. Employee shall be free to provide consulting or employment services to entities or individuals other than the Company during the Consulting Term, provided that Employee meets Employee’s service obligations to the Company as described herein, and further provided that Employee may not render services in a manner that violates any applicable agreements with the Company, including but not limited to Employee’s Nondisclosure, Nonsolicitation and Noncompete Agreement dated March 23, 2016, which shall survive the signing of this Agreement and remain in effect pursuant to its terms.
4.	Waiver and Release. Employee agrees and acknowledges that by signing this Agreement, and in exchange for the payments and other good and valuable consideration set forth herein, Employee is knowingly and expressly waiving and releasing Employee’s right to receive:
(a)	Any Performance Bonus described in Section 4 of the Offer Letter for work performed during any Retention Bonus Period or Milestone Bonus Period; and
(b)	Any payments or benefits described in Section 7(b) of the Offer Letter (the “Severance Benefits”), and is further waiving and releasing Employee’s right to assert any form of legal claim against the Company with respect to such Severance Benefits, whether seeking any form of relief, including equitable relief, recovery of damages, or recovery of any other form of monetary recovery related to such payments, including but not limited to any claim for breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery related to the Severance Benefits. Provided, however, that nothing contained herein is intended to release the Company from its obligations under this Agreement or prevent Employee from asserting a legal claim to enforce the terms of this Agreement.
5.	Nondisclosure, Nonsolicitation and Noncompete Agreement. Employee expressly reaffirms Employee’s obligations under Employee’s current Nondisclosure, Nonsolicitation and Noncompete Agreement dated March 23, 2016. Employee acknowledges and agrees that this Agreement shall not impact Employee’s continuing obligations under Employee’s Nondisclosure, Nonsolicitation and Noncompete Agreement, which shall remain in full force and effect according to its terms.
6.	Amendment. Pursuant to Section 15 of the Offer Letter, Employee and the Company agree that the Offer Letter is amended as follows:
(a)	Section 7(b) of the Offer Letter is superseded and replaced in its entirety by the following:

Termination Without Cause; Resignation for Good Reason; Death or Disability. If, at any time, the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason, subject to any restrictions contained in the Stock Exchange Listing Rules or other applicable laws, Employee will receive Employee’s Base Salary accrued through Employee’s last day of employment, any unused vacation (if applicable) accrued through Employee’s last day of employment, and any properly incurred business expenses through Employee’s last day of employment that remain unreimbursed. Under these circumstances, Employee will not be entitled to any other form of compensation from the Company, including any severance benefits, except any Retention Bonus or Milestone Bonus due under the July 23, 2020 Retention Bonus Agreement and Amendment between the Company and Employee.

(b)	Section 7(c) of the Offer Letter is superseded and replaced in its entirety by the following:

[Deleted]

7.	Other Rights and Agreements. This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof, and supersedes any other agreement or statement made to Employee (written or oral) in this regard. This Agreement does not create any employment rights not specifically set forth herein with respect to Employee. Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, subject to the Offer Letter, as modified herein. The provisions of the Offer Letter and any agreements and/or agreement provisions specifically referenced as surviving therein, including those modified herein, shall remain in full force and effect pursuant to their terms.
8.	Modification; Waiver. This Agreement may be modified or revised only by written agreement signed by an authorized officer of the Company and Employee. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time in the future.
9.	Binding Effect. This Agreement shall be binding on Employee and Employee’s executor, administrator and heirs. Employee may not assign his obligations or payment rights under this Agreement. This Agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.
10.	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SCOTT SCHORER /s/ Scott Schorer_________________ Signature Date: July 23, 2020_______________	GI DYNAMICS, INC. By: /s/ Daniel Moore____________ Name: Daniel Moore Title: Chairman Date: July 23, 2020______________